Eventbrite Provides Operating Update
Paid ticket volume grows 33% from April to May, led by a 67% increase in live, in-person event tickets
Advance payout balance reduced by $26 million from early May to early June
CEO and CFO to present at William Blair Growth Stock Conference

June 9, 2020

SAN FRANCISCO--(BUSINESS WIRE)-- Eventbrite, Inc. (NYSE: EB), a global self-service ticketing and experience technology platform, today provided an update on the company’s event ticketing trends and advance payout program. Paid ticket volume on the Eventbrite platform increased 33% in May 2020 compared to April 2020, led by a 67% month-to-month increase in paid ticket volume for live, in-person events. Paid tickets in May 2020 were down 82% compared to the same month a year ago, improving from an 88% year-to-year decrease in April 2020. As of today, Eventbrite’s advance payout balance has been reduced by $26 million since early May with creators funding approximately 98% of advance payout refund volume to date.

“We are encouraged by the early improvement in event activity and ticket volume on our platform,” said Julia Hartz, co-founder and Chief Executive Officer. "These early positive signals support our view that the need for live experiences endures. No matter the shape of the letter of the recovery pattern, Eventbrite is the platform that will empower independent creators to rebuild the live experience economy."

Operating Performance
As creators use the Eventbrite platform to remain connected with their audiences, and as local municipalities begin to allow their citizens to participate in small gatherings, we have seen an improved supply of events and increased demand for tickets on the Eventbrite platform. Paid ticket volume on the Eventbrite platform grew 33% from April to May of 2020. Paid tickets for live, in-person events increased by 67% and paid tickets for online events increased by 17% in May compared to April 2020. Paid ticket volume for online events was up 19-fold in May 2020 versus the same month one year earlier. Free event ticket volume on the Eventbrite platform increased 20% in May versus April of 2020.

Refund and advance payout trends
The company has also seen favorable refund trends as many creators proactively manage their event schedules and attendee refund requests. The company’s outstanding advance payout (‘“APO”) balance has declined by $26 million since the release of first quarter earnings on May 11 and stands at approximately $267 million as of June 8, 2020. Since the APO program paused in early March, creators with advance payouts have returned $87 million in ticket refunds, representing more than 98% of the nearly 1.2 million APO-event tickets that have been refunded to date. Consumer-initiated chargebacks related to APO-event tickets were $3.2 million as of early June 2020 compared to $2.5 million as of early May 2020. Eventbrite has introduced several new product features to assist creators in postponing events, providing credits and refunds, and serving their fans during the restrictions placed on in-person gatherings. Since March, the value of more than 40,000 tickets has been exchanged for credits to creators’ future events or donated to various causes by ticket purchasers.

William Blair Growth Stock Conference
As previously announced, Julia Hartz, Co-Founder & Chief Executive Officer, and Lanny Baker, Chief Financial Officer, are scheduled to participate today in a virtual fireside chat at the William Blair Growth Stock Conference at 2 p.m. Central time, where they plan to discuss these and other trends in Eventbrite’s business. A live webcast and replay of the fireside chat will be available on the company’s investor relations website at https://investor.eventbrite.com. The replay will be available for 90 days. Information on our website (including but not limited to the webcast) is not incorporated by reference herein.

About Eventbrite
Eventbrite is a global self-service ticketing and experience technology platform that serves a community of nearly one million event creators in over 180 countries. Since inception, Eventbrite has been at the center of the experience economy, transforming the way people organize and attend events. The company was founded by Julia Hartz, Kevin Hartz and Renaud Visage, with a vision to build a self-service platform that would make it possible for anyone to create and sell tickets to live experiences. The Eventbrite platform provides an intuitive, secure, and reliable service that enables creators to plan and execute their live and online events, whether it’s an annual culinary festival attracting thousands of foodies, a professional webinar, a weekly yoga workshop or a youth dance class. With over 300 million tickets distributed to more than 4 million experiences in 2019, Eventbrite is where people all over the world discover new things to do or new ways to do more of what they love. Learn more at www.eventbrite.com.

Forward Looking Statements
This press release contains forward-looking statements, including but not limited to statements regarding the company’s interim operational performance and advance payout trends. These forward-looking statements reflect the company’s views regarding current expectations and projections about future events and conditions and are based on currently available information. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict, including risks related to the ongoing COVID-19 pandemic and resulting worldwide cancellation of live events, which had been the cornerstone of the company’s business, and related uncertainty regarding the duration of the shutdown of live events, the possibility that future shutdowns will occur and uncertainty around the gradual reopening of the global events economy, and the Risk Factors identified in the company’s most recently filed quarterly report on Form 10-Q; therefore, the company’s actual results could differ materially from those expressed, implied or forecast in any such forward-looking statements. Expressions of future goals and expectations and similar expressions, including "may," "will," "should," "could," "aims," "seeks," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential," "targets," and "continue," reflecting something other than historical fact are intended to identify forward-looking statements. Unless required by law, the company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. However, readers should carefully review the reports and documents the company files or furnishes from time to time with the Securities and Exchange Commission, particularly its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.